Exhibit 4.2

SECOND AMENDMENT OF RIGHTS AGREEMENT

THIS SECOND AMENDMENT OF RIGHTS AGREEMENT (this “Amendment”), effective as of November 5, 2013, is made by Digimarc Corporation, a Delaware corporation (the “Company”), and acknowledged by Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agent”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendments

(a) Subject to the terms hereof, and pursuant to Section 26 of that certain Rights Agreement, dated as of July 31, 2008, and amended effective October 30, 2008, by and between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”), the parties hereby amend the Rights Agreement to restate the first sentence of the Rights Agreement, in its entirety, as follows:

“RIGHTS AGREEMENT, dated as of July 31, 2008, between Digimarc Corporation, a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., as successor Rights Agent to Computershare Trust Company, N.A. (the “Rights Agent”).”

(b) Subject to the terms hereof, and pursuant to Section 26 of the Rights Agreement, the parties hereby amend the Rights Agreement to:

(i) change the address of the Rights Agent in Section 25 of the Rights Agreement to:

Broadridge Corporate Issuer Solutions, Inc.

1717 Arch Street, Suite 1300

Philadelphia, Pennsylvania 19103

Attention: Corporate Action Department

(ii) change each occurrence of “Computershare Trust Company N.A.” or “Computershare” throughout the Rights Agreement, including the cover page and all exhibits to the Rights Agreement, to “Broadridge Corporate Issuer Solutions, Inc.” or “Broadridge,” respectively, as successor Rights Agent to Computershare.

(c) Subject to the terms hereof, and pursuant to Section 26 of the Rights Agreement, the parties hereby amend the Rights Agreement to restate the last sentence of Section 8, in its entirety, as follows: “The Rights Agent shall, at the written request of the company, deliver all cancelled Rights Certificates to the Company, or shall destroy such cancelled Right Certificates in accordance with the Securities and Exchange Commission rules regarding destruction of securities certificates. Upon completion of such destruction, the Rights Agent shall deliver a certificate of destruction to the Company.”

2.	Condition to Effectiveness

This Amendment shall be effective as of November 5, 2013. By execution hereof, each of the Former Rights Agent and the Rights Agent hereby acknowledges that it has received written notice of the Amendment; provided, however, that the Former Rights Agent and the Rights Agent shall not be deemed to have any knowledge of the effectiveness of this Amendment prior to the date of the execution of this Amendment.

3.	Reference to and Effect on Rights Agreement

Each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other expression of like import referring to the Rights Agreement shall mean and be a reference to the Rights Agreement as amended by the First Amendment of Rights Agreement, effective October 30, 2008, and this Amendment.

4.	Governing Law

This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

5.	Continuing Effect

The Rights Agreement, as amended hereby, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has executed this Amendment on June 9, 2014.

DIGIMARC CORPORATION

By:	/s/ Robert P. Chamness
	Name:	Robert P. Chamness
	Title:	Chief Legal Officer and Secretary

Acknowledged by:

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:	/s/ John P. Dunn
	Name:	John P. Dunn
	Title:	Vice President